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                                                                  EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT


        Agreement made as of May 22, 1998, between CORGENIX MEDICAL CORPORATION, a Nevada corporation ("Corgenix" or the "Company") and ANN L. STEINBARGER
("MS. STEINBARGER").

                                    RECITALS

A. MS. STEINBARGER currently serves as Vice President, Sales and Marketing of REAADS Medical Products, Inc. ("REAADS"), a wholly owned subsidiary of the Company.

B. MS. STEINBARGER possesses intimate and valuable knowledge of the business and affairs of REAADS and its policies, procedures, methods and personnel.

C. The Company desires to assure MS. STEINBARGER's continued services not only to REAADS but also to the Company and the Company's other affiliates (as defined in paragraph 1(a) below).

D. MS. STEINBARGER is willing to commit herself to serve the Company and its affiliates on the terms provided herein.


                              TERMS AND CONDITIONS

        In consideration of the preceding premises and of the respective covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

        1. EMPLOYMENT. The Company agrees to employ MS. STEINBARGER, and MS. STEINBARGER agrees to be employed by the Company, for the period beginning as of the date of this Agreement, and ending upon termination pursuant to paragraph 1(c) hereof (the "employment period").

               (a) SERVICES. During the employment period, MS. STEINBARGER will serve as Vice President, Sales and Marketing of the Company and will have general supervision over, and responsibility for the sales and marketing, and shall perform such duties relative thereto and discharge such other responsibilities as the Company or the Board of Directors shall assign to her, from time to time. MS. STEINBARGER shall report directly to, be accountable to, and be subject to the authority of, the Board. MS. STEINBARGER will devote her best efforts and her full and exclusive business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its affiliates. The Board of Directors of the Company reserves to itself the right from time to time to designate the officers of the Company and to assign the duties and responsibilities of the employees and officers of the Company, including without limitation, the office, if any, held by MS. STEINBARGER. In this regard, the Board of Directors may from time to time assign additional duties to MS. STEINBARGER, and may from time to time assign to other employees or

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officers of the Company duties to be discharged by MS. STEINBARGER. For purposes of this Agreement, the term "affiliates" means any corporation, partnership, joint venture, trust or unincorporated association controlled by or under common control with the Company.

               (b) SALARY, BONUS AND BENEFITS. During the employment period, the Company will pay MS. STEINBARGER a base salary at the rate of at least $100,000 per annum or at such higher rate as the Board designates from time to time. Following the end of each fiscal year, the Board, in its sole discretion, may award a bonus to MS. STEINBARGER, as determined by the Board if in its judgment MS. STEINBARGER has met the goals and objectives approved by the Board for such year. At the end of each fiscal year of the Company, the Board shall review MS. STEINBARGER's salary and make such adjustments as it deems appropriate, taking into account MS. STEINBARGER's performance and the performance of the Company. MS. STEINBARGER's base salary and bonus, if any, for any partial year will be prorated based upon the number of days elapsed in such year. In addition to the salary and bonus, if any, payable to MS. STEINBARGER pursuant to this paragraph, MS. STEINBARGER will be entitled to the following benefits during the employment period, unless otherwise altered by the Board:

                   (i) health insurance and disability insurance of such coverage as may be reasonably determined by the Board and term life insurance in an amount equal to three times MS. STEINBARGER's base salary (excluding bonuses);

                   (ii) a maximum of three weeks vacation each year with salary;

                   (iii) reimbursement for reasonable business expenses
                         incurred by MS. STEINBARGER upon submission of documentation in form reasonably satisfactory to the Company; and

                   (iv) reasonable moving and relocation expenses if MS. STEINBARGER is required to relocate by the Board upon submission of documentation in form reasonably satisfactory to the Company.

               (c) TERMINATION. The employment period will continue until the first to occur of (i) the third anniversary of the date of this Agreement, (ii) MS. STEINBARGER's resignation, death or Disability (as defined below), (iii) a determination by the Board in its good faith judgment that termination of MS. STEINBARGER's employment is in the best interests of the Company under circumstances which would not constitute termination for Cause (in which MS. STEINBARGER will be entitled to severance pay as described at paragraph 1(d) below and such severance benefits shall be MS. STEINBARGER's only remedy with respect to such termination), or (iv) the date on which MS. STEINBARGER is terminated by the Board for Cause (as defined below). For purposes of this Agreement, the term "Cause" means (i) the commission of an act by MS. STEINBARGER involving fraud, embezzlement or a felony, (ii) the commission of any

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act by MS. STEINBARGER constituting financial dishonesty against the Company or any of its affiliates, (iii) the commission by MS. STEINBARGER of any other criminal act involving moral turpitude which (a) brings the Company or any of its affiliates into public disrepute or disgrace or (b) causes, or in the good faith determination of the Board of Directors of the Company, could cause material harm to the customer relations, operations or business prospects of the Company or any of its affiliates, (iv) the violation by MS. STEINBARGER of any material provision of this Agreement, (v) the commission by MS. STEINBARGER of any other act which is contrary to the Company's interests for her personal benefit (and the failure to remedy such act within 15 days following notification by the Company to MS. STEINBARGER of the occurrence of such act),
(vi) willful disobedience to the lawful directives of the Company and/or the Board of Directors of the Company, or (vii) failure to adequately perform, in the good faith judgment of the Board of Directors, the services, duties and responsibilities assigned to MS. STEINBARGER by the Company and/or the Board of Directors of the Company, whether or not such failure is intentional. "Disability" shall mean the inability of MS. STEINBARGER to perform her normal duties and functions under this Agreement for a continuous period of at least three months or a recurring illness that is likely to prevent MS. STEINBARGER from performing her normal duties and functions under this Agreement for more than four months during any 12-month period as determined in the good faith opinion by a physician selected by the Board.

               (d) SEVERANCE PAY. In the event that MS. STEINBARGER's employment is terminated without Cause pursuant to paragraph 1 (c) (iii) above, the Company will pay to MS. STEINBARGER all amounts due to MS. STEINBARGER as salary pursuant to paragraph 1 (b), and maintain for MS. STEINBARGER the health and disability insurance pursuant to paragraph 1 (b) (i), through the first to occur of (i) the second anniversary of the employment termination date or (ii) the third anniversary of the date of this Agreement (such salary to be paid in monthly installments through such third anniversary date) provided that MS. STEINBARGER should at all time honor and comply with the provisions of paragraphs 2,3 and 5 of this Agreement.

        2. CONFIDENTIAL INFORMATION. MS. STEINBARGER acknowledges that the information, observations, data, customer and supplier lists, processes, formulae, product compositions, manufacturing techniques, standards, protocols, drawings, research and related data, specifications, know-how and trade secrets (collectively, "Confidential Information") obtained by her during the course of her performance under this Agreement concerning the business or affairs of the Company and its affiliates are the property of the Company and its affiliates. Therefore, MS. STEINBARGER agrees that she will not disclose to any unauthorized person or entity (other than in the ordinary course of business) or use for her own account or the account of a third party any of such Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters (i) become generally known to and available for use by the public other than as a result of MS. STEINBARGER's acts or omissions to act or the wrongful acts or omissions to act of another or (ii) such disclosure is

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required by court order or force of law. MS. STEINBARGER agrees to deliver to the Company at the termination of her employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) containing any Confidential Information or relating to the business of the Company and its affiliates which she may then possess or have under her control.

        3.     DISCLOSURE AND ASSIGNMENT OF INTELLECTUAL PROPERTY.

        (a) MS. STEINBARGER agrees that any Intellectual Property (as hereinafter defined) that she, alone or with others, may conceive, develop, make or perfect, in whole or in part, during the term of the employment period and for a period of twelve (12) months after any termination of the employment period, whichever shall occur later, which relate to the Company's business, or that she alone or with others, may conceive, develop, make or perfect, in whole or in part, in the performance of the duties of her employment by the Company, shall be promptly and fully disclosed in writing by MS. STEINBARGER to the Company. All of the right, title and interest in and to any Intellectual Property shall be and hereby is assigned exclusively to the Company or its nominee regardless of whether or not the conception, development, marketing or perfection of such Intellectual Property involved the use of the Company's time, facilities or materials and regardless of where such Intellectual Property may be conceived, made or perfected, and shall become the sole property of the Company or its nominee. For purposes hereof, the term "Intellectual Property" shall mean inventions, discoveries, ideas, concepts, systems, works, trade secrets, know-how, intellectual property, pharmacological research, pharmacological protocols, pharmacological documentation, products, processes or improvements or modifications of current products, processes or designs, or methods of product development, manufacture, distribution, management or otherwise (whether or not covered by or able to be covered by a patent or copyright) which relate to the business of the Company and/or its affiliates.

        (b) MS. STEINBARGER agrees to execute and deliver all documents and do all acts which the Company shall deem necessary or desirable to secure to the Company or its nominee the entire right, title and interest in and to applications for any United States and/or Foreign Letters Patent or Certificates of Copyright registration in the name of or for the benefit of the Company or, in the discretion of the Company, in MS. STEINBARGER's name, which patents and copyrights shall then be assigned by MS. STEINBARGER to the Company. Any document described above which is prepared and filed pursuant to this paragraph, shall be so prepared and filed at the Company's expense. MS. STEINBARGER and the Company agree that wherever and whenever possible, any such document shall be in the name of and executed by the Company, but if it is necessary for such document to be in the name of and executed by MS. STEINBARGER and MS. STEINBARGER is unwilling or unable to execute such document, MS. STEINBARGER hereby irrevocably appoints the President of the Company, or his successor, as her attorney-in-fact, with authority to execute for her and on her behalf, any and all assignments, patent or copyright applications, or other instruments an documents pursuant to this paragraph 3(b).

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        (c) Company shall have no obligation to use, attempt to protect by application for Letters Patent or Certificates of Copyright Registration or promote any of said Intellectual Property; provided, however, that the Company, in its sole discretion, may reward MS. STEINBARGER for any especially meritorious contributions in any manner it deems appropriate or may provide MS. STEINBARGER with full or partial releases as to any subject matter contributed by MS. STEINBARGER in which the Company is not interested.

        (d) MS. STEINBARGER agrees that the covenants made in this paragraph 3 shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of MS. STEINBARGER against the Company, or an affiliate of the Company, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of this covenant.

        4. OTHER BUSINESSES. During the employment period, MS. STEINBARGER agrees that she will not, except with the prior written consent of the Board, become engaged in, render services for, or permit her name to be used in connection with, any business other than the business of the Company and its affiliates.

        5. RESTRICTIONS ON RIGHT TO COMPETE. MS. STEINBARGER agrees that during the term of the employment period (as defined in paragraph 1 (c)) and until the first anniversary of the termination of the employment period, she will not, except with the prior written consent of the Board, directly or indirectly, either for herself or for any other person, partnership, corporation, joint venture, business trust, cooperative, limited partnership or other entity, participate in any enterprise involving the same or similar business or research and development in which the Company is engaged at any time during MS. STEINBARGER's employment or upon termination. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, creditor, owner (other than by ownership of less than one percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) or otherwise. The geographical area covered by this covenant is North America. MS. STEINBARGER agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

        6. NOTICES. Any notice provided for in this Agreement must be in writing and will be deemed to have been given (i) when personally delivered,
(ii) one business day after being sent by Federal Express or other similar overnight delivery service or (iii) three business days after being mailed by first class mail, to the recipient at the address below indicated:

               To the Company:

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               CORGENIX MEDICAL CORPORATION
               12061 Tejon Street
               Westminster CO 80234
               Attention:  President

               To MS. STEINBARGER:

               ANN L. STEINBARGER
               10635 W. Ontario Place
               Littleton CO 80127

or such other address or to the attention of such person as the recipient party shall have specified by prior written notice to the sending party.

        7. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        8. BLUE LINING. If any court of competent jurisdiction determines that any of the restrictive covenants in this Agreement, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, it is the intention and agreement of the parties that such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

        9. OMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter of this Agreement and supersedes and preempts any prior negotiations, understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        10. COUNTERPARTS. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        11. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and by enforceable by MS. STEINBARGER and the Company and their respective successors and assigns, except that MS. STEINBARGER may not assign any of her rights or obligations under paragraphs 1,2,3,4 and 5.

        12. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.

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        13.    REMEDIES. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

        14. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and MS. STEINBARGER.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                 CORGENIX MEDICAL CORPORATION


                                 By:   /S/ DOUGLASS T. SIMPSON
                                     --------------------------------
                                 Its:      PRESIDENT
                                     -------------------------------


                                       /S/ ANN L. STEINBARGER  MAY 20, 1998
                                      ------------------------------
                                      ANN L. STEINBARGER

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                    REAADS MEDICAL PRODUCTS, INC. LETTERHEAD



May 20, 1998

Ms. Ann Steinbargar
10635 West Ontario Place
Littleton CO  80127

Dear Ms. Steinbargar:

This letter is to acknowledge that the Company is aware that you have an existing relationship with A.R. Medical Supply ("ARM"), a Littleton based supplier of durable medical goods, and that such relationship predated your joining the Company in 1996.

Based on previous discussions regarding AMR, we understand that you are a partial owner of ARM, but have no involvement in day-to-day operations, and in any case, ARM and REAADS do not compete either directly or indirectly.

You are hereby authorized to allow your name to continue being used as an officer of record of ARM. However, should you determine that your involvement with ARM will increase beyond what you have previously disclosed to the Company, you must disclose this fact in writing to the REAADS Board of Directors for their prior written approval.

This letter will serve as an amendment to your Employment Agreement dated May 20, 1998.

Sincerely,


/S/ DOUGLASS T. SIMPSON

Douglass T. Simpson
President

Acknowledged:


/S/ ANN L. STEINBARGER         MAY 20, 1998
----------------------         --------------
Ann L. Steinbargar             date